Exhibit 10.54

17672 N. Laurel Park Drive

Suite 400E

Livonia, MI 48152

[Date]

[Name]

[Address]

Re:	Tower Automotive, LLC Special Incentive Program

Dear [Name]:

I am pleased to announce that you have been selected to participate in a supplemental phase of the Special Incentive Program established by the Board of Managers of Tower Automotive, LLC (“Tower”). As an employee of Tower, or one of its affiliates, you may earn a one-time cash bonus (a “Supplemental Bonus”) upon the occurrence of a Qualifying Event (as defined below) of Tower. The terms of the Supplemental Bonus are described in this letter. The Supplemental Bonus described in this letter is in addition to the bonus that you received upon Tower’s retirement of its first lien term debt (the “First Bonus”). By signing this letter, you acknowledge receipt of the First Bonus and satisfaction of Tower’s obligations to pay the First Bonus as set forth in the letter to you regarding the Special Incentive Program dated [—], 2010.

Eligibility

You will be eligible to receive the Supplemental Bonus described in this letter if you remain employed by Tower or one of its affiliates through the earlier of the consummation of the Qualifying Event described below or August 24, 2011. If you satisfy that eligibility requirement, Tower will pay you a special one-time Supplemental Bonus in the amount of $[—] following the earlier to occur of the consummation of the Qualifying Event or August 24, 2011 (such earlier date, the “Trigger Date”).

You are not eligible for any portion of the cash bonus if you cease to be employed by Tower or any of its affiliates for any reason prior to the Trigger Date, including by reason of retirement, resignation, death, disability or involuntary termination.

Qualifying Event

A “Qualifying Event” will have occurred if Tower converts to corporate form and consummates an initial public offering of shares of common stock to the public in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended.

The Board of Managers shall determine whether a Qualifying Event has occurred in its reasonable discretion.

17672 N. Laurel Park Drive

Suite 400E

Livonia, MI 48152

Payment Mechanics

The Supplemental Bonus will be payable to eligible recipients as a lump sum within thirty (30) days following the Trigger Date. In no event may you designate the calendar year of payment.

Other Information About Your Supplemental Bonus

Your Supplemental Bonus will not be considered in calculating your eligibility for (or the amount of) any other compensation or benefits, including, without limitation, bonuses, disability, life insurance, retirement benefits or contributions, severance or any other benefit or coverage.

This letter does not create a vested right to the Supplemental Bonus and nothing in this letter or any other communication, verbal or written, may be interpreted as a guarantee of a cash bonus, any bonus or other payment whatsoever to any person.

*    *    *

Please confirm your acceptance of the foregoing terms of this program and receipt of the First Bonus by executing this letter in the place provided below. Please return this letter with your original signature to Bill Cook by September 10, 2010 and retain a copy for your records.

Any amount payable to you pursuant to this letter will be subject to applicable tax withholdings. Tower reserves the right to condition any payment pursuant to this letter upon your execution of a general release of any all claims against Tower, and its respective members, shareholders, directors, officers and affiliates.

For purposes of this letter, the term “affiliate” shall mean any direct or indirect subsidiary of Tower.

This letter shall be construed under the laws of the State of Delaware, without regard to conflict of laws principles.

If you have any questions concerning the bonus opportunity presented by this letter, please contact me.

Regards,

Mark Malcolm,
President & CEO

Your Signature	Date